EXHIBIT D

Information with respect to Transactions Effected Since the Filing of Amendment No. 1

Except as otherwise specified, all of the below transactions in the Common Stock were traded in the ordinary course over the New York Stock Exchange.

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Qualified Master Fund, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
8/20/2019	Purchase	32,596	$18.18	(1)
8/20/2019	Purchase	104,814	$19.14	(2)
8/20/2019	Purchase	43,763	$19.82	(3)
8/21/2019	Purchase	80,738	$20.71	(4)
8/21/2019	Purchase	121,619	$21.32	(5)

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Capital, LP and effected the below transactions.
Transaction Date	Transaction Type	Amount of Securities	Price Per Share
8/20/2019	Purchase	980	$18.18	(1)
8/20/2019	Purchase	3,151	$19.14	(2)
8/20/2019	Purchase	1,315	$19.82	(3)
8/21/2019	Purchase	2,432	$20.71	(4)
8/21/2019	Purchase	3,663	$21.32	(5)

(1)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $17.67 to $18.65. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(2)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $18.66 to $19.58. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(3)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $19.60 to $19.95. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(4)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $20.26 to $20.99. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(5)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $21.00 to $21.89. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.